Exhibit 99.1

[ALLEGIANCE TELECOM, INC. LOGO]	9201 Central Expressway Dallas, TX 75231

News Release

Contacts:	Media—Jerry Ostergaard, Director of Public Relations, 630/522-5261
Investors—Andrew Albrecht, Vice President of Investor Relations, 404/475-4102
Company Contact—Thomas Lord, EVP of Corp. Develop. and CFO, 404/475-4100

ALLEGIANCE TELECOM ANNOUNCES THIRD QUARTER 2003 RESULTS

Positive Adjusted EBITDA1 and Free Cash Flow from

Operations1

Before Restructuring Charges

        DALLAS, November 10, 2003—Allegiance Telecom, Inc. (OTC: ALGXQ.OB), a facilities-based national local exchange carrier (NLEC), announced results for the third quarter ended September 30, 2003. The Company reported third quarter revenues of $188.2 million, a decrease of 4.3 percent, compared with second quarter 2003 and a decrease of 14.3 percent compared with the third quarter of 2002.

        Approximately two-thirds of the quarter-to-quarter revenue decline was due to reduced intercarrier compensation due primarily to FCC mandated rate reductions for switched access and reciprocal compensation. The decline in revenue from 3Q02 of approximately $31.3 million was primarily the result of declines in intercarrier compensation and customer premise equipment (CPE) business revenue.

        Allegiance Telecom continued to see improved productivity and efficiency as it focuses its business on achieving profitability. For the first time in the company's history, Adjusted EBITDA1 was positive $5.4 million (before restructuring charges). Please see the footnote below for a definition of Adjusted EBITDA and Free Cash Flow from Operations1 and reconciliation between Loss from Operations, Adjusted EBITDA and Free Cash Flow from Operations.

        Loss from Operations for the third quarter of 2003 was $60.7 million compared to the Loss from Operations for the third quarter of 2002 of $86.6 million.

        With capital expenditures of $1.9 million, the Company generated positive Free Cash Flow from Operations1 of $3.5 million prior to restructuring charges. This represents a significant

(more)

ALLEGIANCE ANNOUNCES THIRD QUARTER 2003 RESULTS—page 2

improvement from 2Q03 which had a negative Adjusted EBITDA of $6.9 million and negative Free Cash Flow from Operations of $11.7 million prior to restructuring expenses. Comparable metrics for the third quarter of 2002 were negative $13.0 million for Adjusted EBITDA and negative Free Cash Flow from Operations of $41.2 million.

        "After voluntarily filing for bankruptcy in May 2003, we're starting to see rapid and dramatic progress in the improvement of operating efficiencies. It's a tribute to the hard work by all Allegians that we were able to not only eliminate cash burn from operations but, for the first time, generate positive free cash flow from operations prior to restructuring and interest expenses," said Royce J. Holland, chairman and CEO of Allegiance Telecom. "This was accomplished despite a significant decline in intercarrier compensation revenues."

        Allegiance Telecom had unrestricted cash and short-term investments totaling approximately $284.6 million at the end of 3Q03, an increase of $15.4 million during the quarter. The Company also continued to see significant improvements in the quality of its accounts receivable which resulted in bad debt expenses declining to 2.7 percent of revenue in the third quarter of 2003 versus 4.3 percent of revenue in the second quarter of 2003 and 7.4 percent of revenue in the third quarter of 2002.

        "Our total receivables from retail end users are at an all time low. This is reflected in a big improvement in bad debt expenses and a historic low in days sales outstanding," said Thomas M. Lord, Allegiance Telecom executive vice president of corporate development and chief financial officer. "These improvements in receivables management are attributable to significant improvements in the collection process. Total days sales outstanding, including intercarrier compensation receivables, are also at a historic low of 56.3 days."

        Total employee headcount for 3Q03 at September 30, 2003 was 2,912, down from 3,312 on June 30, 2003. "As part of our restructuring efforts, Allegiance is seeing increases in efficiency which are reflected in gross margin improvements and reductions in SG&A expenses," said Dan Yost, Allegiance Telecom president and chief operating officer. "Many of the actions that we have taken to improve network expenses should be better reflected in the next six months as we

(more)

ALLEGIANCE ANNOUNCES THIRD QUARTER 2003 RESULTS—page 3

complete a number of network grooming projects," he said.

        Allegiance Telecom is currently pursuing financial restructuring plans under Chapter 11 of the U.S. Bankruptcy Code, as previously announced on May 14, 2003. The bankruptcy filings were made in the U.S. Bankruptcy Court in the Southern District of New York. The Company's bankruptcy case number is 03-13057(RDD) and its Bankruptcy Court filings are available via the court's website, at www.nysb.uscourts.gov. Please note that a PACER password is required to access documents on the Bankruptcy Court's website. Additional information regarding the Company's reorganization is available at www.algx.com/restructuring.

        Allegiance Telecom is a facilities-based national local exchange carrier headquartered in Dallas, Texas. As the leader in competitive local service for medium and small businesses, Allegiance offers "One source for business telecom™"—a complete package of telecommunications services, including local, long distance, international calling, high-speed data transmission and Internet services and a full suite of customer premise communications equipment and service offerings. Allegiance serves 36 major metropolitan areas in the U.S. with its single source provider approach. Allegiance's common stock is traded on the Over the Counter Bulletin Board under the symbol ALGXQ.OB. For more information visit www.algx.com.

        Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward- looking statements be subject to the safe harbors created thereby. The words "believes," "expects," "estimates," "anticipates," "plans," "will be" and "forecasts" and similar words or expressions identify forward-looking statements made by or on behalf of the Company. These forward-looking statements were derived using numerous assumptions and are subject to many uncertainties and factors that may cause the actual results of the Company to be materially different from those stated in such forward-looking statements. Examples of such uncertainties and factors include, but are not limited to, the impact of the bankruptcy filing and transactions entered into in connection therewith (including the potential sale of some or all of the company's assets and operations) on the Company's business, the Company's ability to timely and effectively provision new customers; the Company's ability to retain existing customers, including its largest customer, Level 3 Communications, the Company's ability to develop and maintain efficient billing, customer service and information systems; and technological, regulatory or other developments in the industry and general economy that might adversely affect the Company. Additional factors are set forth in the Company's SEC reports, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. The Company does not undertake any obligation to update or revise any forward-looking statement made by it or on its behalf, whether as a result of new information, future events or otherwise.

(more)

ALLEGIANCE ANNOUNCES THIRD QUARTER 2003 RESULTS—page 4

FOOTNOTE

Adjusted EBITDA1 and Free Cash Flow from Operations1

        Adjusted EBITDA and Free Cash Flow from Operations are "non-GAAP financial measures" as defined in Item 10 of Regulation S-K. The Company uses the measure of adjusted earnings before deducting interest, taxes, depreciation and amortization, also commonly referred to as "EBITDA" as a way of measuring its performance. In calculating its Adjusted EBITDA figure, the Company also excludes the recurring non-cash charges to operations for the management ownership allocation charge, deferred compensation expense, and goodwill impairment charges. Free Cash Flow from Operations is calculated by deducting capital expenditures from Adjusted EBITDA.

        For capital intensive businesses like the Company's, with high initial capital investments required prior to fully utilizing network assets with customer traffic, Adjusted EBITDA and Free Cash Flow from Operations are used by Company management to monitor progress toward profitability from operations until adequate scale is achieved to realize positive operating income. Adjusted EBITDA is not derived pursuant to generally accepted accounting principles, and therefore should not be construed as an alternative to operating income (loss), as an alternative to cash flows from operating activities, or as a measure of liquidity. Adjusted EBITDA and Free Cash Flow from Operations as used in this press release may not be comparable to similarly titled measures reported by other companies due to definitional differences.

        For the quarter ended September 30, 2003, net cash provided by operating activities was $10.3 million, net cash used in investing activities was $1.9 million, and net cash provided by financing activities was $6.9 million. Provided below is a quantitative reconciliation of the differences between Adjusted EBITDA and Free Cash Flow from Operations and the most directly comparable GAAP financial measure calculated and presented in accordance with GAAP:

	Quarter Ended September 30, 2003	Quarter Ended June 30, 2003	Quarter Ended September 30, 2002
Loss from Operations	$(60.7)	$(75.0)	$(86.6)
Depreciation and Amortization	65.5	65.3	72.1
Non-cash Deferred Compensation	0.6	0.7	1.5
Goodwill Impairment Charge	—	2.1	—

Adjusted EBITDA	$5.4	$(6.9)	$(13.0)

Capital Expenditures	(1.9)	(4.8)	(28.2)

Free Cash Flow from Operations	$3.5	$(11.7)	$(41.2)

ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES
(Debtors and Debtors-in-possession)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
Unaudited

	Three Months Ended September 30, 2003	Three Months Ended September 30, 2002	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
Revenues	$188,186	$219,539	$589,414	$566,071
Network Costs	96,753	118,297	313,195	295,698
Gross Margin %	48.6%	46.1%	46.9%	47.8%
Selling, General and Administrative	86,047	114,247	301,184	326,280
Depreciation and Amortization	65,504	72,139	197,429	211,658
Non-cash Deferred Compensation	631	1,510	2,240	2,042
Goodwill Impairment Charge	—	—	2,105	110,823

Loss From Operations	(60,749)	(86,654)	(226,739)	(380,430)
Other Income (Expense)
Interest Income	834	1,564	2,666	5,375
Interest Expense	(8,988)	(28,020)	(58,642)	(77,460)
Other Income/Expense	2,610	—	5,887	—

Other Income (Expense), net	(5,544)	(26,456)	(50,089)	(72,085)
Net loss before reorganization items	(66,293)	(113,110)	(276,828)	(452,515)
Reorganization Items:
Professional fees	(7,142)	—	(9,548)	—
Other restructuring gains/(losses)	10,335	—	10,795	—

Total reorganization items:	3,193	—	1,247	—
Net Loss Applicable to Common Stock	$(63,100)	$(113,110)	$(275,581)	$(452,515)

Net Loss Per Share, basic and diluted	$(0.52)	$(0.97)	$(2.28)	$(3.89)

Weighted Average Shares Outstanding, basic and diluted	120,802,701	117,197,411	120,684,247	116,436,186

Other Financial Data:
Capital Expenditures	$1,858	$28,176	$15,880	$110,427
Key Operating Metrics:
	As of September 30, 2003	As of June 30, 2003	As of March 31, 2003	As of September 30, 2002
# of Markets Served	36	36	36	36
# of Switches	31	31	31	31
Central Office Locations	851	851	854	835
Addressable Markets (Lines)	25,573,000	24,239,000	23,052,000	23,656,000
Sales Headcount (1)	793	961	1,027	1,290
Total Telecom Services Headcount (2)	2,299	2,681	2,901	3,409
Total CPE Business Headcount (3)	613	631	721	789

Total Company Headcount	2,912	3,312	3,622	4,198

  Notes:

  (1)
  Sales Headcount includes Sales Team Managers, Account Executives and Sales Administrators

  (2)
  Excludes employees acquired in connection with the June 2002 acquisition of customer premise equipment provisioning and maintenance businesses

  (3)
  Includes employees acquired in connection with the June 2002 acquisition of customer premise equipment provisioning and maintenance businesses

ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES
(Debtors and Debtors-in-possession)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents, and short-term investments (1)	$286,385	$284,266
Other current assets	142,869	172,112

Total current assets	429,254	456,378
PROPERTY AND EQUIPMENT
Property and equipment	1,522,965	1,516,175
Accumulated depreciation	(777,143)	(592,069)

Total property and equipment, net	745,822	924,106
NON-CURRENT ASSETS (2)	50,707	60,734

TOTAL ASSETS	$1,225,783	$1,441,218

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES NOT SUBJECT TO COMPROMISE	$119,219	$183,726
CURRENT PORTION OF LONG-TERM DEBT (4)	—	561,532	(3)
LONG-TERM DEBT (4)	—	639,691	(3)
OTHER LONG-TERM LIABILITIES (4)	6	12,545
LIABILITIES SUBJECT TO COMPROMISE (4)	1,336,142	—
STOCKHOLDERS' (DEFICIT) EQUITY	(229,584)	43,724

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY	$1,225,783	$1,441,218

COMMON SHARES OUTSTANDING	124,742,246	124,830,110

Notes:

(1)
Includes restricted short-term investments of $1,822 and $0 at September 30, 2003 and December 31, 2002, respectively.

(2)
Includes restricted long-term investments of $6,905 and $881 at September 30, 2003 and December 31, 2002, respectively.

(3)
At December 31, 2002, reflects the reclassification of long term debt to current portion of long-term debt to reflect the effect of the reduction in long-term debt as required under the interim amendment to the Senior Credit Agreement dated November 27, 2002.

(4)
As a result of the voluntary bankruptcy filing, certain pre-petition liabilities including all of the Company's long-term debt, is classified as liabilities subject to compromise at September 30, 2003. No changes to the carrying amount of these debts have been made as a result of the bankruptcy filing.